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                                                                   Exhibit 99.1


[SELECTICA LOGO]



                 SELECTICA ANNOUNCES SECOND QUARTER FISCAL 2005
                FINANCIAL RESULTS AND PROVIDES UPDATED GUIDANCE

SAN JOSE, CALIF. - OCTOBER 21, 2004 - Selectica, Inc. (Nasdaq: SLTC), a leading provider of solutions for automating the sales Opportunity-to-Order process, today announced financial results for the second fiscal quarter ended September 30, 2004.

Revenue was $7.2 million in the second quarter of fiscal 2005, compared with $9.9 million for the same period in the previous year. Net loss for the quarter was $4.1 million, or ($0.12) per share, compared with $3.2 million, or ($0.10) per share, in the second quarter of fiscal 2004.

Commenting on second quarter results, Stephen Bennion, Executive Vice President and Chief Financial Officer, stated, "Our financial results for the second quarter were slightly better than our expectations, due to the accelerated completion of a major deployment. New bookings were lower than planned due to continued softness in the market for enterprise software and the relatively high price point of our current enterprise product offerings. There is, however, increasing awareness of the fundamental gap between CRM and ERP applications that represents the sales Opportunity-to-Order space and we are executing well on bringing our breakthrough Enterprise Productivity Suite and the related vertical applications to the marketplace. This exciting product suite will provide significantly greater out-of-box functionality at a more attractive price point."

FINANCIAL HIGHLIGHTS

Licenses represented 32% of revenue, and services represented 68% of revenue in the second quarter of fiscal 2005. Overall gross margin was 54% in the second quarter, compared with 57% in the previous year period. The decrease in gross margin is primarily attributable to the lower percentage of license revenue for the second quarter of fiscal 2005.

Total operating expenses were $8.4 million compared with $9.2 million in the second quarter of fiscal 2004. Higher general and administrative expenses in the second quarter of fiscal 2005 continued to reflect higher audit and Sarbanes-Oxley compliance costs, as well as higher quarterly legal expenses for patent litigation and other legal related matters.

Selectica's financial position remains strong with approximately $110 million in cash, cash equivalents and investments, and no long-term debt at September 30, 2004. The Company repurchased 96,000 shares of its common stock during the second quarter for a


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total cost of approximately $376,000, and expects to continue repurchasing shares as market conditions permit.

OPERATIONAL HIGHLIGHTS

During the second quarter, the Company completed development of the latest version of its platform, version 7.0. This release addresses many of the requirements of the Company's enterprise customers. Most importantly, it provides a comprehensive, modular platform for the Company's EPS vertical applications.

Selectica also established two key relationships during the quarter by signing an agreement with its first European reseller and also becoming a Platinum partner in salesforce.com's sforce Ready solution program. As a Platinum partner, Selectica has developed a version of its flagship offering, Selectica Configurator, which integrates seamlessly with the salesforce.com service. The Company believes that the increased exposure to salesforce.com's user base resulting from this relationship will have a positive impact on sales in future quarters.

In a separate announcement issued today, Vincent G. Ostrosky was named Selectica's new Chairman, President and Chief Executive Officer. Commenting on the appointment and the outlook for Selectica, Mr. Bennion said, "As a leading authority on business transformation processes, Vince is ideally suited to enhance Selectica's position in the marketplace and increase shareholder value. We believe the addition of Vince Ostrosky and the introduction of our new EPS suite will serve as strong catalysts for driving a higher level of bookings as market conditions become more favorable."

OUTLOOK
Selectica currently expects third quarter fiscal 2005 revenue to range from $7.5 million to $8.0 million. Guidance is slightly lower than previously stated due to a shift in revenue from the third to the second quarter. This shift is attributed to the accelerated completion of a major deployment in the second quarter. Net loss per share for the third quarter is expected to range from $0.10 to $0.12.

Under the leadership and direction of Mr. Ostrosky, Selectica will launch its new Enterprise Productivity Suite(TM) (EPS) during the third quarter. Mr. Ostrosky's extensive background in designing, enhancing and delivering business processes as well as his proven leadership will play a vital role in positioning Selectica and its suite of products in the marketplace. EPS Manufacturing, the Company's first vertical application for the manufacturing industry, will be the focus of EPS sales efforts in the third quarter. The product has received positive reviews from analysts as well as prospective and current customers.


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ABOUT OPPORTUNITY-TO-ORDER
The Opportunity-to-Order space is a critical area for enterprises with inefficient business processes that sit between CRM and ERP applications. Opportunity-to-Order business processes consist of guided selling, sales configuration, pricing, quoting, and contract compliance, among others. Implementing an Opportunity-to-Order solution can help companies reduce revenue leakage from a wide range of business processes, reduce costs, get products to market faster, and improve sales productivity across all channels.

ABOUT SELECTICA, INC.

Selectica, Inc. enables enterprises to reduce costs and enhance revenue from complex product and services offerings. Selectica solutions unify customers' business processes to correctly configure, price, and quote offerings across multiple distribution channels. As a result, Selectica's products are designed to improve profitability by reducing process costs, optimizing pricing, eliminating rework and concessions, and avoiding high-risk business.

Selectica customers represent manufacturing and service leaders including: ABB, Applied Bio Systems, Bell Canada, Cisco, Dell, General Electric, Fireman's Fund Insurance Company, Hitachi, Juniper Networks, Rockwell Automation and Tellabs. Selectica is headquartered in San Jose, CA. The company's Web site is www.selectica.com.

FORWARD LOOKING STATEMENTS

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, including statements regarding Selectica's and its customers' expectations, beliefs, hopes, intentions or strategies regarding the future and expectations regarding performance improvements or increases in sales attributable to Selectica's products. All forward-looking statements included in this document are based upon information available to Selectica as of the date hereof, and Selectica assumes no obligation to update any such forward-looking statement. Actual results could differ materially from current expectations. Factors that could cause or contribute to such differences include, but are not limited to, the factors and risks discussed in Selectica's Annual Report on Form 10-K for the fiscal year ended March 31, 2004 and in other reports filed by Selectica with the Securities and Exchange Commission.

Contact:

At Selectica:                       At Financial Relations Board:
Robert Dougherty                    Tony Rossi
Investor Relations                  Investor Relations
408-570-9700                        310-407-6563



                             FINANCIAL TABLES FOLLOW





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                                 SELECTICA, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                               QUARTER ENDED                       SIX MONTHS
                                                        ---------------------------         --------------------------
                                                        09/30/04          09/30/03          09/30/04          09/30/03
                                                        --------          --------          --------          --------
                                                                 (UNAUDITED)                        (UNAUDITED)
Revenues:
  License                                               $  2,276          $  4,325          $  4,332          $  9,029
  Services                                                 4,917             5,591            10,604            12,674
                                                        --------          --------          --------          --------
     Total revenues                                        7,193             9,916            14,936            21,703
Cost of revenues:
  License                                                    214               327               413               591
  Services                                                 3,067             3,932             6,219             9,286
                                                        --------          --------          --------          --------
     Total cost of revenues                                3,281             4,259             6,632             9,877
                                                        --------          --------          --------          --------
Gross profit                                               3,912             5,657             8,304            11,826
  Research and development                                 3,201             3,573             6,456             6,796
  Sales and marketing                                      3,180             4,164             6,155             8,158
  General and administrative                               2,112             1,453             4,096             2,752
                                                        --------          --------          --------          --------
Total operating expenses                                   8,493             9,190            16,707            17,706
                                                        --------          --------          --------          --------
Loss from operations                                      (4,581)           (3,533)           (8,403)           (5,880)
Interest income (expense)                                    515               334               738               833
                                                        --------          --------          --------          --------
Net loss                                                $ (4,066)         $ (3,199)         $ (7,665)         $ (5,047)
                                                        ========          ========          ========          ========

Basic and diluted, net loss per share                   $  (0.12)         $  (0.10)         $  (0.24)         $  (0.16)
                                                        ========          ========          ========          ========

Weighted-average shares used in computing basic
and diluted, loss per share                               32,564            30,915            32,540            30,777
                                                        ========          ========          ========          ========


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                                 SELECTICA, INC.
                          CONSOLIDATED BALANCE SHEETS

                                 (IN THOUSANDS)

                                                             09/30/04         3/31/2004*
                                                             ---------        ----------
                                                             UNAUDITED
 ASSETS
 Cash, cash equivalents, and investments                     $ 109,900        $ 118,774
 Accounts receivable                                             1,824              697
 Prepaid expenses and other current assets                       2,365            2,597
 Property and equipment, net                                     3,490            3,620
 Other assets                                                      721              728
                                                             ---------        ---------
      Total assets                                           $ 118,300        $ 126,416
                                                             =========        =========

LIABILITIES AND STOCKHOLDERS' EQUITY

 Accounts payable                                            $   1,345        $     644
 Accrued payroll and related liabilities                         1,738            1,726
 Other accrued liabilities                                       3,413            4,251
 Deferred revenues                                               7,339            7,756
                                                             ---------        ---------
      Total liabilities                                         13,835           14,377
      Total stockholders' equity                               104,465          112,039
                                                             ---------        ---------
           Total liabilities and stockholders' equity        $ 118,300        $ 126,416
                                                             =========        =========

* Amounts derived from audited financial statements at the date indicated